Exhibit 99.1

NeurAxis Reports Second Quarter 2023 Financial Results

Carmel, Ind., September 21, 2023 (GLOBE NEWSWIRE) – NeurAxis, Inc. (NYSE American: NRXS) (“NeurAxis” or the “Company”), a medical technology company commercializing neuromodulation therapies that address chronic and debilitating conditions in children and adults, today reported financial results for the second quarter ended June 30, 2023.

Recent Highlights:

●	Announced a poster presentation titled, “Percutaneous Electrical Nerve Field Stimulation Saves Cost to Parents and Insurers of Adolescents with Irritable Bowel Syndrome”, from the University of Michigan at the 2023 American Neurogastroenterology and Motility Society (ANMS) Annual Meeting, highlighting the cost-effectiveness of its PENFS or IB-Stim™ therapy in the treatment of irritable bowel syndrome in adolescents. Noting:

○	IB-Stim™ therapy increases the number of healthy days, based on effective treatment of abdominal pain symptoms, in adolescents suffering from IBS;

○	Treatment with IB-Stim™ results in approximately 60% or $4,744 of potential cost-savings to insurers; and

○	IB-Stim™ treatment also offers the potential cost-saving opportunity of approximately 53% or $5,802 to patients’ families.

●	Highlighted two recently published independent studies showing that IB-Stim™ therapy leads to improvements in abdominal pain and disability in adolescents with IBS and that the gut microbiome may play an important role.

●	Announced the publication of Prospective study of the effect of auricular percutaneous electrical nerve field stimulation on quality of life in children with pain related disorders of gut-brain interaction, a randomized, double-blind, placebo-controlled trial to evaluate the efficacy of IB-Stim™ in children with post-concussion symptoms, featured in the September 2023 Frontiers in Pain Research. Noting:

○	Patients (n=31) reported significant reductions in abdominal pain, nausea, disability, and anxiety from baseline to week 4 (p < 0.05);

○	Parent assessments reported significant improvement in the child’s quality of life based on physical function, psychosocial function, and generic core scale scores (p < 0.05); and

○	Parents also reported reduced abdominal pain, functional disability, and somatization in their child. The global health scores also significantly improved based on both patient and parent reports (p < 0.05).

●	Completed initial public offering of common stock which raised net proceeds of approximately $6.1 million.

“We are thrilled with the progress we have made, especially now as a public company, with funds raised to steadily drive our momentum,” said Brian Carrico, President and Chief Executive Officer of NeurAxis. “The support we are receiving, including our recently highlighted 10th peer reviewed publication, out of a total 14 publications to-date, demonstrates our continuing commitment to grow our body of clinical evidence. Further, as we approach our target of 16 publications, we believe the foundation of strong clinical evidence we have positions us for expanded payor coverage and the adoption of IB-Stim™. We look forward to our continuing progress to grow our business, in line with our goal to make IB-Stim™ the standard of care for children with abdominal pain related disorders of the gut-brain interactions.”

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Second Quarter 2023 Financial Results

Revenue for the second quarter of 2023 was $646.0 thousand, representing a decrease of 5% compared to $682.6 thousand in the second quarter of 2022. The decrease was primarily due to ordering patterns of our major customers.

Gross profit for the second quarter of 2023 was $578.2 thousand, representing a decrease of 4% compared to a gross profit of $603.6 thousand in the second quarter of 2022. Gross margin totaled 89.5% in the second quarter of 2023, compared to 88.4% in second quarter of 2022. The increase was primarily due to slightly lower cost of sales.

Selling expenses for the second quarter of 2023 were $78.8 thousand, compared to $127.4 thousand in the second quarter of 2022. The decrease was primarily due to lower commission costs, with the commission rate being lowered at the beginning of 2023.

Second quarter research and development expenses were $109.8 thousand, compared to $13.7 thousand in the second quarter of 2022, reflecting increased spend primarily on new product development.

General and administrative expenses for the second quarter of 2023 were $1,507.2 thousand, compared to $1,132.1 thousand in the second quarter of 2022. The increase was primarily due to higher professional fees.

Second quarter net loss was ($2,235.6) thousand, or ($1.21) per common share, compared to ($1,516.5) thousand, or ($0.87) per common share, for the same period of 2022.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. There are a number of important factors that could cause actual results, developments, business decisions or other events to differ materially from those contemplated by the forward-looking statements in this press release. These factors include, among other things, the conditions in the U.S. and global economy, the trading price and volatility of the Company’s stock, public health issues or other events, the Company’s compliance with applicable laws, the results of the Company’s clinical trials and perceptions thereof, as well as factors described in the Risk Factors section of NeurAxis’s public filings with the Securities and Exchange Commission (SEC). Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable law, the Company undertakes no obligation to update or revise these statements, whether as a result of any new information, future events and developments or otherwise.

About NeurAxis, Inc.

NeurAxis, Inc., is a medical technology company focused on neuromodulation therapies to address chronic and debilitating conditions in children and adults. NeurAxis is dedicated to advancing science and leveraging evidence-based medicine to drive adoption of its IB-Stim™ therapy, which is its proprietary Percutaneous Electrical Nerve Field Stimulation (PENFS) technology, by the medical, scientific, and patient communities. IB-Stim™ is FDA cleared for functional abdominal pain associated with irritable bowel syndrome (IBS) in adolescents 11-18 years old. Additional clinical trials of PENFS in multiple pediatric and adult conditions with large unmet healthcare needs are underway. For more information, please visit http://neuraxis.com.

Contacts:

Company

NeurAxis, Inc.

info@neuraxis.com

Investor Relations

Gilmartin Group

IR@neuraxis.com

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NeurAxis, Inc.

Condensed Statements of Operations

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

Net Sales	$646,021	$682,581	$1,451,131	$1,452,848
Cost of Goods Sold	67,813	79,009	163,713	154,209

Gross Profit	578,208	603,572	1,287,418	1,298,639

Selling Expenses	78,791	127,424	186,723	263,304
Research and Development	109,789	13,665	126,586	58,063
General and Administrative	1,507,169	1,132,065	2,987,923	2,160,161

Operating Loss	(1,117,541)	(669,582)	(2,013,814)	(1,182,889)

Other Income (Expense):
Financing charges	—	(872,763)	(2,772)	(872,763)
Interest expense	(194,690)	(34,450)	(356,378)	(60,550)
Change in fair value of warrant liability	(36,050)	61,520	198,757	(569,561)
Change in fair value of derivative liability	860	—	192,157	—
Amortization of debt discount and issuance cost	(887,937)	(12,944)	(3,550,592)	(12,944)
Extinguishment of debt liabilities	—	—	1,129,498	—
Other income	2	11,689	1,552	11,956
Other expense	(258)	—	(7,430)	—
Total other income (expense), net	(1,118,073)	(846,948)	(2,395,208)	(1,503,862)

Net Loss	$(2,235,614)	$(1,516,530)	$(4,409,022)	$(2,686,751)

Per-share Data
Basic and diluted loss per share	$(1.21)	$(0.87)	$(2.39)	$(1.56)

Weighted Average Shares Outstanding
Basic and diluted	2,003,322	1,970,054	2,003,322	1,970,054

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NeurAxis, Inc.

Condensed Balance Sheet

(unaudited)

	June 30,
	2023 (Unaudited)	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$51,440	$253,699
Accounts receivable, net	237,170	174,399
Inventories	44,205	48,133
Prepaids and other current assets	21,333	726
Total current assets	354,148	476,957

Property and Equipment, at cost:	417,912	405,845
Less - accumulated depreciation	(332,651)	(317,834)
Property and equipment, net	85,261	88,011

Other Assets:
Deferred offering costs	941,143	736,736
Operating lease right of use asset	85,823	101,382
Intangible assets, net	73,316	77,558
Total Assets	$1,539,691	$1,480,644

Liabilities
Current Liabilities:
Accounts payable	$2,438,117	$1,592,116
Accrued expenses	1,174,381	834,062
Notes payable	249,389	202,834
Current portion of operating lease payable	41,261	33,395

Notes payable - related party	58,051	58,051
Notes payable - convertible notes, net of unamortized discount of $4,421,424 and $3,327,213 as of June 30, 2023 and December 31, 2022	1,217,465	228,342
Customer deposits	61,317	59,174
Derivative liabilities	2,275,029	1,735,700
Warrant liabilities	3,916,884	2,234,384
Total current liabilities	11,431,894	6,978,058

Non-current Liabilities:
Operating lease payable, net of current portion	51,635	76,199
Note payable, net of current portion	38,797	—
Total non-current liabilities	90,432	76,199

Total liabilities	11,522,326	7,054,257
Commitments and contingencies (see note 14)
Stockholders’ Deficit

Convertible Series A Preferred stock, $0.001 par value; 1,000,000 shares authorized; 506,637 issued and outstanding as of June 30, 2023 and December 31, 2022	507	507
Convertible Series Seed Preferred Stock, $0.001 par value; 120,000 shares authorized; 115,477 issued and outstanding as of June 30, 2023 and December 31, 2022	115	115
Common stock, $0.001 par value; 100,000,000 shares authorized; 1,963,322 issued and outstanding as of June 30, 2023 and December 31, 2022	1,963	1,963
Additional paid in capital	28,355,230	28,355,230
Accumulated deficit	(38,340,450)	(33,931,428)

Total stockholders’ deficit	(9,982,635)	(5,573,613)

Total Liabilities and Stockholders’ Deficit	$1,539,691	$1,480,644

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NeurAxis, Inc.

Condensed Statement of Cash Flows

(unaudited)

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities
Net Loss	$(4,409,021)	$(2,117,190)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of debt discount and issuance cost	3,550,592	12,944
Depreciation and amortization	20,060	16,695
Provisions for losses on accounts receivable	3,927	29,580
Non-cash lease expense	15,559	13,296
Stock based compensation	—	24,121
Extinguishment of debt liability	(1,129,498)	—
Finance Charges	2,772	872,763
Change in fair value of derivative liabilities	(192,157)	—
Change in fair value of warrant liabilities	(198,757)	569,563
Changes in operating assets and liabilities:
Accounts receivable	(66,698)	(131,764)
Inventory	3,928	(13,616)
Prepaids and other current assets	(20,607)	(138)
Accounts payable	846,001	(118,561)
Accrued expenses	340,317	266,486
Customer deposits	2,143	(12,720)
Operating lease liability	(16,698)	(13,791)
Net cash used by operating activities	(1,248,137)	(1,171,895)

Cash Flows from Investing Activities
Additions to property and equipment	(12,067)	—
Additions to intangible assets	(1,000)	(49,815)
Net cash used by investing activities	(13,067)	(49,815)

Cash Flows from Financing Activities
Principal payments on notes payable	(2,724,479)	(86,453)
Proceeds from notes payable	159,831	—
Proceeds from convertible notes, net of fees	3,828,000	1,087,500
Offering costs paid	(204,407)	(26,549)
Net cash used in financing activities	1,058,945	974,498

Net Decrease in Cash and Cash Equivalents	(202,259)	(247,212)

Cash and Cash Equivalents at Beginning of Period	253,699	320,858

Cash and Cash Equivalents at End of Period	$51,440	$73,646
Supplemental Disclosure of Non-cash Cash Activities
Cash paid for interest	$57,202	$55,550
Cash paid for income taxes	—	—
Supplemental Schedule of Non-cash Investing and Financing Activities
Fair value of warrant liabilities of warrants from convertible notes	$1,881,257	$884,118
Fair value of derivative liabilities of conversion feature from convertible notes	1,860,984	1,075,098

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